Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Investor Relations	408-523-2161

INTUITIVE SURGICAL ANNOUNCES FOURTH QUARTER EARNINGS

SUNNYVALE, CALIF. January 19, 2012 – Intuitive Surgical, Inc. (NASDAQ: ISRG), the industry leader in surgical robotics, today reported fourth quarter of 2011 revenue of $497 million, up 28% compared with $389 million for the fourth quarter of 2010. Fourth quarter of 2011 revenue growth was driven by continued robotic procedure adoption and higher da Vinci Surgical System sales.

Fourth quarter of 2011 instruments and accessories revenue increased 30% to $196 million from $151 million in the fourth quarter of 2010. The growth in instruments and accessories revenue was primarily driven by growth in da Vinci surgical procedures of approximately 27%. Fourth quarter of 2011 systems revenue was $225 million, an increase of 27%, compared with $178 million during the fourth quarter of 2010. The growth in fourth quarter 2011 systems revenue was driven by sales of 152 da Vinci Surgical Systems compared with 124 system sales during the same period last year. Fourth quarter of 2011 service revenue increased 24% to $75 million from $61 million during the fourth quarter of 2010, reflecting growth in the installed base of da Vinci Surgical Systems.

Fourth quarter of 2011 operating income increased to $200 million from $154 million in the fourth quarter of 2010. Operating results for the fourth quarter of 2011 included $35 million of non-cash stock-based compensation expense compared with $30 million for the fourth quarter of 2010.

Intuitive reported a full fiscal year 2011 income tax rate of 30.2% of pretax income, compared to 32.1% recorded through the first three quarters of 2011. The rate reduction realized in the fourth quarter primarily reflected a favorable geographic split of pre-tax earnings and lower state taxes.

Fourth quarter of 2011 net income was $151 million, or $3.75 per diluted share, compared with $121 million, or $3.02 per diluted share for the fourth quarter of 2010.

Revenue for the year ended December 31, 2011 totaled $1,757 million, increasing 24% from $1,413 million for the year ended December 31, 2010. Net income for the year ended December 31, 2011 was $495 million, or $12.32 per diluted share, compared to net income of $382 million, or $9.47 per diluted share for the year ended December 31, 2010.

We ended fiscal 2011 with $2,172 million in cash, cash equivalents and investments, reflecting an increase of $563 million during the year, net of $332 million used to repurchase 963,000 shares of common stock.

Commenting on the announcement, Dr. Gary Guthart, President and CEO of Intuitive Surgical, said, “We are pleased with our fourth quarter performance. These results reflect continued da Vinci procedure adoption, highlighted by strong growth in our US gynecology business, and a focus on execution by our commercial and product operations teams.”

The Company will also announce these results at a conference call today at 1:30 pm PST. The dial-in numbers for the call are 800-230-1059 for participants located in the United States and 612-234-9959 for participants located outside the United States. The host is Dr. Gary Guthart. To access financial information that will be discussed on the call, please visit Intuitive Surgical’s website at www.intuitivesurgical.com.

About Intuitive’s Products

Intuitive Surgical, Inc. (NASDAQ: ISRG), headquartered in Sunnyvale, California, is the global technology leader in robotic-assisted, minimally invasive surgery. Intuitive Surgical develops, manufactures, and markets robotic technologies designed to improve clinical outcomes and help patients return more quickly to active and productive lives. The Company’s mission is to extend the benefits of minimally invasive surgery to the broadest possible base of patients. Intuitive Surgical — Taking surgery beyond the limits of the human hand™.

About the da Vinci® Surgical System

The da Vinci® Surgical System is a breakthrough surgical platform designed to enable complex surgery using a minimally invasive approach. The da Vinci® Surgical System consists of an ergonomic surgeon console or consoles, a patient-side cart with three or four interactive robotic arms, a high-performance vision system and proprietary EndoWrist® instruments. Powered by state-of-the-art robotic and computer technology, the da Vinci® Surgical System is designed to scale, filter and seamlessly translate the surgeon’s hand movements into more precise movements of the EndoWrist® instruments. The net result is an intuitive interface with breakthrough surgical capabilities. By providing surgeons with superior visualization, enhanced dexterity, greater precision and ergonomic comfort, the da Vinci® Surgical System makes it possible for more surgeons to perform minimally invasive procedures involving complex dissection or reconstruction. This ultimately has the potential to raise the standard of care for complex surgeries, translating into numerous potential patient benefits, including less pain, a shorter recovery and quicker return to normal daily activities.

Intuitive® , Intuitive Surgical®, da Vinci®, da Vinci S®, da Vinci® S HD Surgical System, da Vinci® Si, da Vinci® Si-eTM Surgical System, EndoWrist®, EndoWrist® One™, Single-SiteTM, DVSTAT®, Firefly™ Fluorescence Imaging and InSite® are trademarks or registered trademarks of Intuitive Surgical, Inc.

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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are necessarily estimates reflecting the best judgment of our management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements should, therefore, be considered in light of various important factors, including the following: the impact of global and regional economic conditions and related credit markets and related impact on health care spending; health care reform legislation in the United States and its implications on hospital spending, reimbursement and fees which will be levied on certain medical device revenues; timing and success of product development and market acceptance of developed products; procedure counts; regulatory approvals, clearances and restrictions; guidelines and recommendations in the health care and patient communities; intellectual property positions and litigation; competition in the medical device industry and in the specific markets of surgery in which Intuitive Surgical operates; unanticipated manufacturing disruptions; delays in regulatory approvals of new manufacturing facilities or the inability to meet demand for products; and the results of the year-end audit and other risk factors under the heading “Risk Factors” in our report on Form 10-K for the year ended December 31, 2010, as updated from time to time by our quarterly reports on Form 10-Q and our other filings with the Securities and Exchange Commission. Statements concerning forecasts, revenue growth, procedure growth, future financial results, and statements using words such as “estimate,” “project,” “plan,” “intend,” “expect,” “anticipate,” “believe,” “targeted” and similar expressions are intended to identify forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We undertake no obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

INTUITIVE SURGICAL, INC.

UNAUDITED QUARTERLY CONSOLIDATED STATEMENTS OF INCOME

(IN MILLIONS, EXCEPT PER SHARE DATA)

	Three months ended
	December 31, 2011	September 30, 2011	December 31, 2010
Revenue:
Instruments & Accessories	$196.4	$175.8	$151.1
Systems	225.0	199.1	177.6
Services	75.4	71.8	60.6

Total revenue	496.8	446.7	389.3
Cost of revenue:
Products	107.8	96.2	83.8
Services	26.1	25.0	23.3

Total cost of revenue (1)	133.9	121.2	107.1
Gross profit	362.9	325.5	282.2
Operating expenses:
Selling, general and administrative	122.0	111.2	95.8
Research and development	41.4	35.4	32.6

Total operating expenses (1)	163.4	146.6	128.4
Income from operations (2)	199.5	178.9	153.8
Interest and other income, net	3.6	1.9	3.4

Income before income taxes	203.1	180.8	157.2
Provision for income taxes	51.9	58.4	36.0

Net lncome	$151.2	$122.4	$121.2

Earnings per share:
Basic	$3.86	$3.13	$3.10

Diluted	$3.75	$3.05	$3.02

Shares used in computing earnings per share:
Basic	39.2	39.1	39.1

Diluted	40.3	40.1	40.1

(1)	Includes stock-based compensation expense of $5.9 million, $6.1 million and $4.7 million in total cost of revenue and $28.7 million, $28.8 million and $25.4 million in total operating expenses for the three months ended December 31, 2011, September 30, 2011 and December 31, 2010, respectively.
(2)	Includes amortization of purchased intellectual property of $4.7 million, $4.5 million and $4.4 million for the three months ended December 31, 2011, September 30, 2011 and December 31, 2010, respectively.

INTUITIVE SURGICAL, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

(IN MILLIONS, EXCEPT PER SHARE DATA)

	Year Ended December 31,
	2011	2010
Revenue:
Instruments & Accessories	$701.1	$528.8
Systems	777.8	660.3
Services	278.4	223.9

Total revenue	1,757.3	1,413.0
Cost of revenue:
Products	382.3	297.3
Services	101.2	85.7

Total cost of revenue (1)	483.5	383.0
Gross profit	1,273.8	1,030.0
Operating expenses:
Selling, general and administrative	438.8	358.8
Research and development	140.2	116.0

Total operating expenses (1)	579.0	474.8
Income from operations (2)	694.8	555.2
Interest and other income, net	14.9	17.1

Income before income taxes	709.7	572.3
Provision for income taxes	214.6	190.5

Net lncome	$495.1	$381.8

Earnings per share:
Basic	$12.63	$9.74

Diluted	$12.32	$9.47

Shares used in computing earnings per share:
Basic	39.2	39.2

Diluted	40.2	40.3

(1)	Includes stock compensation expense of $23.3 million and $18.0 million in total cost of revenue and $113.1 million and $99.6 million in total operating expenses for the years ended December 31, 2011 and 2010, respectively.
(2)	Includes amortization of purchased intellectual property of $17.8 million and $16.7 million for the years ended December 31, 2011 and 2010, respectively.

INTUITIVE SURGICAL, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(IN MILLIONS)

	12/31/2011	12/31/2010
Cash, cash equivalents, and investments	$2,171.8	$1,608.9
Accounts receivable, net	297.9	246.8
Inventory	112.1	86.8
Property and equipment, net	197.2	159.8
Goodwill	116.9	116.9
Deferred tax assets	75.3	81.8
Other assets	91.9	89.4

Total assets	$3,063.1	$2,390.4

Accounts payable and other accrued liabilities	$262.3	$226.1
Deferred revenue	155.2	126.9

Total liabilities	417.5	353.0
Stockholders’ equity	2,645.6	2,037.4

Total liabilities and stockholders’ equity	$3,063.1	$2,390.4